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                                                                     Exhibit 6.1

                            MEMORANDUM OF AGREEMENT


Executed as of the 16/th/ day of July, 1999

Between Uninet Technologies ("Uninet") and Thermal Ablation Technologies Corporation ("Thermal") a public company trading on the OTC.BB

1.   Uninet warrants and represents that

     a) It has acquired from ALA Corp. ("Alacorp") in an arms length transaction, the exclusive world wide paid-up license to use the internet URL/ domain name, Poker.com ("Poker").

     b) The license is freely assignable, and in good standing and subject only to a payment of $100,000 to Ala Corp and a royalty payment payable to AlaCorp of 4% of all revenue earned by the license holder through the poker.com web site including marketing revenue from any Casino operated as Poker.com.

     c) The term of the license is for 99 years which may convert to a fully owned asset (see para 10) and may only be terminated by AlaCorp if its holder causes Alacorp to be in violation of any law (national or international) or ceases through insolvency or bankruptcy, to operate a business that makes use of the license, for operating a Casino (directly or indirectly), selling advertising banners and creating a commercial site for the purpose of generating revenue.

     d) Uninet has agreed to enter into this agreement with Thermal on the following terms

               i) UniNet hereby sub-licenses to Thermal the exclusive world wide license to use the url/domain name Poker.com for purposes of creating an on-line gaming portal and web site and generating revenue from selling gaming software sub-licenses, marketing, e-commerce and banner advertising.

2.   Thermal warrants that

     a) Thermal Ablation Technologies Corporation ("Thermal" is duly incorporated and in good standing under the laws of the State of Florida.

     b) The authorized capital stock of Thermal consists of 100,000,000 common shares, par value $0.01 per share and 30,000,000 preferred shares, par value $0.01 per share

     c) Thermal has issued 4,200,000 common shares, which are fully paid and non assessable (the "issued shares")

     d) 3,300,000 of the issued shares are unrestricted and freely tradable, subject to compliance with applicable securities laws (the "free trading shares"
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     e)   900,000 of the issued shares are "restricted securities" as defined in
          Rule 144 promulgated under the U/S Securities Act of 1933 and subject to resale restrictions imposed thereunder the (the "restricted shares")

     f) 400,000 of the restricted shares are held by associates of Thermal and subject to additional resale restrictions imposed under the US securities Act of 1933

     g) Quotes for the sale and purchase of Free Trading Shares are published by the National Association of Securities Dealers Inc on its over the counter Bulletin Board under the symbol "TABT"

     h) That it will immediately apply to change its corporate name to Poker.com Inc and apply for a new symbol on the OTC.B.B.

3. In consideration for the exclusive marketing rights and licensing rights granted by UniNet to Thermal, Thermal will pay UniNet and/or their nominees (all figures are in US dollars).

     a)   500,000 newly issued common shares of Thermal

     b)   $100,000 licensing payment payable to Alacorp on closing

     c) 4% of total gross revenue earned by Thermal from any source including marketing revenue from the Casino site which will be payable directly to Alacorp quarterly.

4.   Thermal warrants and represents that

     a) As of today, they have current accounts payable of no more than $20,000 (Cad) before audit fees.

     b) that CeBu is owned approx. $68,000 for Investor relations, management services, rent and office supplies and services for which Cebu has agreed accept 68,000 restricted shares in Thermal to be issued from treasury unless the company issues under 504 at $0.50c in which event Cebu will receive 100,000 shares in lieu of the 68,000 or 50,000 shares if at $1.00

     c) that the company owns 6,000 shares of Thermal Ablation Technologies Canada Ltd ("TATC") that are subject to a shareholders agreement (the "TATC Shares") which Thermal are attempting to sell back to TATC or third party purchaser.

5. Uninet and their associates undertake to assist Thermal in raising up to $500,000 in order to provide initial working capital for marketing, pay AlaCorp $100,000.

6. The parties agree to enter into a formal license agreement incorporating such terms and conditions, warranties and representations are normally included in a license agreement for use of a domain name.

7. The license agreement entitles UniNet/Thermal to make all such design changes and provide such content to the web page in order to create a commercially viable site.
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8.   This agreement supercedes any prior written or verbal discussion or agreement entered into between the parties.

9.   The domain name Poker.com will revert to Uninet without compensation if:

     a.) Thermal or its representative default under the terms of this agreement or fail to perform as provided herein.

     b.) Thermal, or it's representatives, cause Alacorp to be in violation of any law (national or international). The parties acknowledge that the proposed Kyl bill is not included in this representation and the parties will deal with alternative means of conducting their business so that they are not in contravention of any laws that may shut down their business operation or result is substantial fines or penalties.

     c.)  Thermal ceases to operate the business through insolvency/bankruptcy

10. The url/domain name Poker.com will be transferred to Thermal for $1.00 at such time as Alacorp has earned $1 million from royalty payments.

11. Closing shall take place on transfer of the license from UniNet to Thermal to be effected by payment to Alacorp of the $100,000.

12. The parties wish to disclose that Michael Jackson is a Director of UniNe Technology Inc and Thermal Ablation Technologies Corp


      /s/ Michael Jackscon            /s/ Charlo Barbosa
      --------------------------      ----------------------------------
         Uninet Technologies          Thermal Ablation Technologies Corporation